Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

16-06

Contacts:
Investors – Kip Rupp, CFA	Media – Deborah Buks and Molly LeCronier
Quanta Services, Inc.	Ward Creative Communications
713-629-7600	713-869-0707

QUANTA SERVICES APPOINTS DOYLE BENEBY & DAVID MCCLANAHAN TO BOARD OF DIRECTORS

ADD EXTENSIVE EXECUTIVE-LEVEL ENERGY INDUSTRY EXPERIENCE TO BOARD

HOUSTON, Mar. 23, 2016 —Quanta Services, Inc. (NYSE: PWR) today announced the appointment of Doyle Beneby and David McClanahan to the company’s board of directors. Mr. Beneby and Mr. McClanahan bring vast experience from the electric and gas utility and renewable energy industries.

“Doyle and David will be outstanding additions to an already talented board of directors. They have extensive experience as chief executive officers in the utility and energy industries, and also bring a customer perspective, both of which will serve Quanta well,” said Bruce Ranck, independent chairman of the board. “Each possesses strong collaborative talent that will enable them to contribute to the board and the company from day one and I look forward to working with them.”

Beneby, 56, is a seasoned energy executive from the renewables and electric and gas utility industries, with significant operational, safety and financial expertise and knowledge of the industries Quanta serves. He also has prior board experience with both U.S. and Canadian public companies. Mr. Beneby has served as the chief executive officer of New Generation Power International since October 2015. He previously served as president and chief executive officer of CPS Energy from August 2010 until September 2015. Prior to leading CPS Energy, Mr. Beneby served most recently as President of Exelon Power, a division of Exelon Corporation. Mr. Beneby has served as a director of Korn/Ferry International since September 2015 and as a director of Capital Power Corp. since May 2012. Mr. Beneby holds a bachelor of science degree in engineering and an M.B.A. degree.

McClanahan, 66, has extensive executive-level experience, including as a chief executive officer of a public company in the electric power and natural gas industries and his prior service on the boards of other public companies. He also brings financial and accounting expertise and technical expertise and knowledge of the industries Quanta serves. Mr. McClanahan served as president and chief executive officer of CenterPoint Energy, Inc. from October 2002 until December 2013 and as special advisor to the chief executive officer of CenterPoint Energy, Inc. from January 2014 until June 2014. From 1999 until 2002, Mr. McClanahan served as president and chief operating officer of all regulated operations for Reliant Energy, Inc. He also previously served as a director of CenterPoint Energy, Inc. from 2002 until 2013. Mr. McClanahan holds a bachelor of science degree in mathematics and an M.B.A. degree and is a certified public accountant.

ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and oil and gas industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. With operations throughout the United States, Canada and Australia and in select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

Forward Looking Statement

This press release (and oral statements regarding the subject matter of this press release) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to growth strategy and outlook, leadership position, delivering long-term value, and the company’s future and opportunities, as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known and unknown risks and uncertainties that are difficult to predict or beyond Quanta’s control, including, among others, risks arising from executive succession; market conditions; the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions; trends and growth opportunities in relevant markets; delays, reductions in scope or cancellations of anticipated, pending or existing projects, including as a result of weather, regulatory or environmental processes, project performance issues, or customers’ capital constraints; the outcome of pending or threatened litigation; the effect of natural gas, natural gas liquids and oil prices on Quanta’s operations and growth opportunities; estimates and assumptions in determining financial results and backlog; the ability to realize backlog; risks associated with operating in international markets; the adverse impact of impairments of goodwill, receivables, property and equipment and other intangible assets or investments; the ability to access sufficient funding to finance desired growth and operations; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.

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